Exhibit 3.2

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JMP GROUP INC.

JMP Group Inc., (the “Corporation”) a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The name of the Corporation presently is JMP Group Inc. The Corporation originally incorporated under the name JMP Holdings Inc. and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 26, 2004; the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 11, 2004; the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 2004; the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 1, 2005; the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 4, 2006; the second Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 2007; and the Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 14, 2007.

2.     This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.     The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended and restated hereby to read as set forth in full on Exhibit A attached hereto.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Scott Solomon, Secretary, this 2nd day of January, 2015.

JMP GROUP INC.

/s/ Scott Solomon
Scott Solomon
Secretary

Exhibit A

fifth amended and restated

Certificate OF INCORPORATION

OF

JMP Group inc.

Article I

The name of the corporation is JMP Group Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, in the city of Wilmington, county of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand Ten (1,010), consisting of Ten (10) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and One Thousand (1,000) shares of common stock, par value of $0.0001 per share (“Common Stock”).

Article V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

Distributions by the Corporation may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

Article VI

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.